Exhibit 6.10

AMENDMENT TO TERM LOAN AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”) dated and effective as of January 1, 2024 (“Second Amendment Effective Date”) shall amend the Term Loan Agreement, as amended (as defined below) and is by and between TerraCycle US Inc., a Delaware Corporation (the “Lender”), and TerraCycle, Inc., a Delaware corporation (“Borrower” and together with Lender, the “Parties,” and each, a “Party”).

RECITALS

Lender and Borrower entered into that certain Term Loan Agreement which has an effective date of July 1, 2019 (the “Agreement”), was renewed pursuant to notice given by Borrower effective June 15, 2021, and amended pursuant to that certain Amendment dated January 1, 2022 (“Amendment”) the Parties wish to amend the Agreement as set forth in this Second Amendment; and

NOW THEREFORE, for adequate consideration, receipt and sufficiency of which is hereby acknowledged and agreed by the Parties, the Parties agree as follows:

AMENDMENT

1.	All capitalized terms in this Second Amendment shall have the meanings assigned to them in the Agreement.

2.	The Term as set forth in paragraph 2 of the Agreement, as amended, is hereby amended as follows: the Term shall continue for twenty-four (24) months beginning on the Second Amendment Effective Date.

3.	Except as modified herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BORROWER	LENDER

By: /s/Daniel Rosen	By: /s/Tom Szak

Title: General Counsel	Title: Chief Executive Officer